                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)/1/



                            Price Enterprises, Inc.
          ----------------------------------------------------------

                               (Name of Issuer)



             8 3/4% Series A Cumulative Redeemable Preferred Stock
          -----------------------------------------------------------

                        (Title of Class of Securities)



                                  74144 30 1
        --------------------------------------------------------------

                                (CUSIP Number)


                               February 3, 1999
        --------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)



                        (Continued on following pages)
                              Page 1 of 13 Pages

----------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO.  74144 30 1             13G                    PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charles T. Munger


------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               15,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  15,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      15,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74144 30 1             13G                    PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Philip B. Munger


------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               92,115
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  92,115

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      92,115
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74144 30 1             13G                    PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      NBACTMC Partnership    95-471978


------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               1,275,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  1,275,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,275,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74144 30 1             13G                    PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Alfred C. Munger Trusts
      (E. Leroy Tolles, Trustee)

------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               287,040
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  287,040

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      287,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.2

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  74144 30 1             13G                    PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charles T. and Nancy B. Munger Trusts
      (Richard D. Esbenshade, Trustee)

------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               330,845
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  330,845

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      330,845
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Price Enterprises, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     4649 Morena Boulevard
     San Diego, California 92117

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

               This Statement is filed by the following persons
               (collectively, the "Reporting Persons"):

               Charles T. Munger
               355 South Grand Avenue
               Suite 3400
               Los Angeles, California 90071
               (United States Citizen)

               Philip B. Munger
               351 North June Street
               Los Angeles, California 90004
               (United States Citizen)

               NBACTMC Partnership
               P.O. Box 55007
               Los Angeles, CA 90055
               (California General Partnership)

               Alfred C. Munger Trusts
               E. Leroy Tolles, Trustee
               355 South Grand Avenue
               Los Angeles, CA 90071
               (California Trust)

               Charles T. and Nancy B. Munger Trusts
               Richard D. Esbenshade, Trustee
               355 South Grand Avenue
               Los Angeles, CA 90071
               (California Trust)


Item 2(d). Title of Class of Securities:

     8 3/4% Series A Cumulative Redeemable Preferred Stock

Item 2(e). CUSIP Number:

     74144 30 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.    [x]

Item 4.   Ownership

          The Reporting Persons, as of February 3, 1999, beneficially owned in aggregate more than five percent of the outstanding 8 3/4% Series A Cumulative Redeemable Preferred Stock as follows:

          Charles T. Munger

     (a)  Amount Beneficially Owned:  15,000

     (b) Percent of Class:  0.1

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               15,000

          (ii) shared power to vote or to direct the vote:

               None

          (iii) sole power to dispose or direct the disposition of:

               15,000

          (iv) shared power to dispose or to direct the disposition of:

               None

          Philip B. Munger

     (a)  Amount Beneficially Owned:  92,115

     (b) Percent of Class:  0.4

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               92,115*

          (ii) shared power to vote or to direct the vote:

               None*

          (iii) sole power to dispose or direct the disposition of:

               92,115*

          (iv) shared power to dispose or to direct the disposition of:

               None*


           NBACTMC Partnership

     (a) Amount Beneficially Owned: 1,275,000

     (b) Percent of Class: 5.4

          (i) sole power to vote or to direct the vote:

                 1,275,000*

          (ii) shared power to vote or to direct the vote:

                 None*

          (iii) sole power to dispose or to direct the disposition of:

                 1,275,000*

           (iv) shared power to dispose or to direct the disposition of:

                 None*

*  But often relies on the advice of Charles T. Munger

     Alfred C. Munger Trusts
     (E. Leroy Tolles, Trustee)


     (a)  Amount Beneficially Owned: 287,040


     (b)  Percent of Class:  1.2

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               287,040*

          (ii) shared power to vote or to direct the vote:

               None*

          (iii) sole power to dispose or direct the disposition of:

               287,040*

          (iv) shared power to dispose or to direct the disposition of:

               None*

     Charles T. and Nancy B. Munger Trusts
     (Richard D. Esbenshade, Trustee)

     (a)  Amount Beneficially Owned:  330,845

     (b)  Percent of Class:  1.4

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               330,845*

          (ii) shared power to vote or to direct the vote:

               None*

          (iii) sole power to dispose or direct the disposition of:

               330,845*

          (iv) shared power to dispose or to direct the disposition of:

               None*

*  But often relies on the advice of Charles T. Munger

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable

Item 8.     Identification and Classification of Members of the Group.

     Not Applicable

Item 9.     Notice of Dissolution of Group.

     Not Applicable

Item 10.     Certification.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 5th day of February, 1999

/s/ Charles T. Munger
-------------------------------
Charles T. Munger


/s/ Philip B. Munger
-------------------------------
Philip B. Munger


NBACTMC PARTNERSHIP

/s/ Molly Munger
-------------------------------
Molly Munger (General Partner)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO MOLLY MUNGER

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO WENDY MUNGER

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO CHARLES T.
MUNGER JR.

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO BARRY A.
MUNGER

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO WILLIAM H.
BORTHWICK

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO DAVID B.
BORTHWICK

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO EMILIE MUNGER
OGDEN

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO PHILIP B.
MUNGER

/s/ Richard D. Esbenshade
-------------------------------
Richard D. Esbenshade (Trustee)

ALFRED C. MUNGER TRUST UAD 06-01-58 FBO CHARLES T. MUNGER JR.

/s/ E. Leroy Tolles
-------------------------------
E. Leroy Tolles (Trustee)

ALFRED C. MUNGER TRUST UAD 06-01-58 FBO BARRY A. MUNGER

/s/ E. Leroy Tolles
-------------------------------
E. Leroy Tolles (Trustee)

ALFRED C. MUNGER TRUST UAD 06-01-58 FBO EMILIE MUNGER OGDEN

/s/ E. Leroy Tolles
-------------------------------
E. Leroy Tolles (Trustee)

                                   Exhibit A

                            CONSENT TO JOINT FILING



The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Charles T. Munger as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated this 5th day of February, 1999.


/s/ Charles T. Munger
----------------------
Charles T. Munger



/s/ Philip B. Munger
----------------------
Philip B. Munger



NBACTMC PARTNERSHIP

/s/ Molly Munger
----------------
Molly Munger


CHARLES T. AND NANCY B. MUNGER TRUSTS

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)



ALFRED C. MUNGER TRUSTS

/s/ E. Leroy Tolles
-------------------------
E. Leroy Tolles (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO MOLLY MUNGER

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)



CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO WENDY MUNGER

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FOB CHARLES T. MUNGER JR.

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)



CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO BARRY A. MUNGER

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO WILLIAM H. BORTHWICK

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)



CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO DAVID B. BORTHWICK

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)


CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO EMILIE MUNGER OGDEN

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)



CHARLES T. AND NANCY MUNGER TRUST UAD 12-17-76 FBO PHILIP B. MUNGER

/s/ Richard D. Esbenshade
-------------------------
Richard D. Esbenshade (Trustee)


ALFRED C. MUNGER TRUST UAD 06-01-58 FBO CHARLES T. MUNGER JR.

/s/ E. Leroy Tolles
-------------------------
E. Leroy Tolles (Trustee)



ALFRED C. MUNGER TRUST UAD 06-01-58 FBO BARRY A. MUNGER

/s/ E. Leroy Tolles
-------------------------
E. Leroy Tolles (Trustee)


ALFRED C. MUNGER TRUST UAD 06-01-58 FBO EMILIE MUNGER OGDEN

/s/ E. Leroy Tolles
-------------------------
E. Leroy Tolles (Trustee)